EXHIBIT (11)



                        PHH CORPORATION AND SUBSIDIARIES

           Information Used in the Computation of Net Income Per Share



                                                Six Months Ended October 31,

(In thousands except per share data)                 1995      1994


NET INCOME - as reported .......................   $37,865   $34,127
                                                   =======   =======

Weighted average number of shares outstanding ..    17,058    17,230

Give effect to the exercise of dilutive options
      determined under the treasury stock method       325       135

Reflect the period-end market price when greater
     than the average market price during the
     quarter ...................................        60        26
                                                   -------   -------

Number of shares used in the computation of net
income per share ...............................    17,443    17,391
                                                   =======   =======

NET INCOME PER SHARE ...........................   $  2.17   $  1.96
                                                   =======   =======